EXECUTION COPY


                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated December 31, 2003, and effective as of the Effective Date, is entered into by and between Kathryn F. Fagan (the "Executive") and Annaly Mortgage Management, Inc., a Maryland corporation (the "Company").

         WHEREAS, the Company and the Executive entered into an employment agreement, effective as of November 1, 1997 (the "Employment Agreement"); and

         WHEREAS, the Company desires to retain certain employees, including the Executive, in connection with the transactions (the "Merger") described in that certain Agreement and Plan of Merger by and Among Annaly Mortgage Management, Inc., Fixed Income Discount Advisory Corporation, FDC Merger Sub, Inc. and the Persons Signatory Thereto Dated as of December 31, 2003 ("Merger Agreement");

         WHEREAS, the Company desires to establish its right to the continued services of the Executive upon the Effective Time (as defined in the Merger Agreement) of the Merger, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties agree to amend and restate the Employment Agreement in its entirety to read as follows:

         In consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used in this Agreement shall have the respective meanings assigned to them below:

                  1.1 "Book Value" of the Company shall be equal to the aggregate amounts reported as Stockholders Equity on the Company's balance sheet as of the end of each fiscal year determined in accordance with generally accepted accounting principles (GAAP) but without taking into account any valuation reserves (i.e., changes in the value of the Company's portfolio of investments as a result of mark-to-market valuation changes, referred to in the financial statements as "Accumulated Other Comprehensive Gain or Loss").

                  1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

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                  1.3 "Compensation Committee" shall mean the Compensation
Committee of the Board of Directors of the Company.

                  1.4 "Good Reason" shall mean the occurrence of one or more of the following without the Executive's written consent: (i) a material breach of this Agreement by the Company, or (ii) a materially significant change in the Executive's duties, authorities or responsibilities, or (iii) the relocation of the Executive's principal place of employment more than 60 miles from New York, New York, or (iv) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Company within fifteen (15) days upon a merger, consolidation, sale or similar transaction, PROVIDED HOWEVER that none of the events specified in (i), (ii) or (iii) shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within a reasonable period, not to exceed thirty (30) days, after the Company's actual receipt of such written notice.

         2. EMPLOYMENT AS CHIEF FINANCIAL OFFICER AND TREASURER OF THE COMPANY. The Company hereby continues to employ and engage the Executive as Chief Financial Officer and Treasurer of the Company, and the Executive does hereby accept and agree to such employment and engagement. The Executive's duties as Chief Financial Officer and Treasurer shall be such duties typically required of a treasurer and chief financial offer, and as shall from time to time be agreed upon by the Executive and the Board of Directors of the Company. The Executive shall report solely and directly to the Chief Executive Officer. The Executive's services shall be performed in the Company's offices in New York, New York or such other location as the Company and Executive shall agree. Except for periods of Disability (as defined below), during the Term, the Executive shall devote substantially all of her business time, attention and energies to the performance of her duties under this Agreement; PROVIDED, HOWEVER, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of her duties and responsibilities hereunder, (a) to manage the Executive's personal, financial and legal affairs, and (b) serve on civic or charitable boards or committees. Furthermore, the Executive shall exercise due diligence and care in the performance of her duties to the Company under this Agreement.

         3. TERM OF AGREEMENT.

                  (a) EFFECTIVE DATE. The term ("Term") of this Agreement shall commence as of the Closing Date as defined in the Merger Agreement (the "Effective Date") and shall continue through the second anniversary of the Effective Date. From and after such second anniversary and upon each anniversary thereafter, the Term of the Agreement shall automatically be extended for successive one-year periods unless, not later than three months prior to such second anniversary or any subsequent anniversary, as applicable, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement.

                  (b) CONTINGENT UPON THE MERGER AGREEMENT. Notwithstanding anything in this Agreement to the contrary, the Agreement shall become effective as of the Effective Date, and then IF AND ONLY IF the Closing contemplated by the Merger Agreement

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actually occurs. In the event that such Closing does not occur, the Agreement is null and void AB INITIO.

         4. COMPENSATION.

                  (a) BASE SALARY. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for her services to the Company, a base salary equal to a per annum amount of $972,000 ("Base Salary"), payable in equal biweekly installments or at such other time or times as the Executive and the Company shall agree. The Base Salary can be increased (but not decreased) at any time by the Compensation Committee or the Board of Directors of the Company, as the case may be. The Executive's salary as increased shall be deemed to be the Base Salary for all purposes under this Agreement.

                  (b) PERFORMANCE BONUS. With respect to each fiscal year, the Executive shall be eligible to receive an amount equal to the sum of: (A) the excess, if any, of (i) 0.1% of the Book Value of the Company for such fiscal year over (ii) the Executive's Base Salary as of the last day of such fiscal year; PROVIDED, HOWEVER, that the Compensation Committee must approve such amount, plus (B) additional amounts as may be recommended by management and approved by the Compensation Committee (such sum being the "Performance Bonus").

                  (c) ANNUAL REVIEW. The Board of Directors shall, at least annually, review the Executive's entire compensation package to determine if it should be increased (but not decreased) in order for it to continue to meet the Company's compensation objectives.

         5. FRINGE BENEFITS. The Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its senior executive employees, and the Executive shall be entitled to receive such other fringe benefits as may be granted to her from time to time by the Compensation Committee or the Board of Directors of the Company, as the case may be.

                  (a) BENEFIT PLANS. The Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, awards, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits available to other senior executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

                  (b) VACATION. The Executive shall be entitled to such number of weeks of paid vacation per calendar year as determined by the Board of Directors of the Company after review of industry standards, but shall in no event be entitled to fewer than five weeks of paid vacation per calendar year.

         6. BUSINESS EXPENSES. The Company shall reimburse the Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by Executive on behalf of the Company.


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         7. TERMINATION OF EXECUTIVE'S EMPLOYMENT.
                  (a) DEATH. If the Executive dies while employed by the Company, her employment shall immediately terminate. The Company's obligation to pay the Executive's Base Salary shall cease as of the date of Executive's death, except that any earned, but unpaid Base Salary and Performance Bonus shall be paid to the Executive's beneficiaries as soon as practicable after her death. In addition, the Executive's beneficiaries shall receive the pro rata portion of the Performance Bonus for the year of the Executive's death, which shall be equal to the Performance Bonus (as determined at the end of the year of the Executive's death) multiplied by a ratio equal to (A) the number of days the Executive was employed in the year of her death, divided by (B) 365. The Performance Bonus shall be paid to the Executive's beneficiaries at the same time and in the same manner as such Performance Bonus would have been paid to the Executive had the Executive not died or been terminated. Thereafter, Executive's beneficiaries or her estate shall receive benefits in accordance with the Company's retirement, insurance and other applicable programs and plans then in effect.

                  (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of her duties with the Company for six (6) consecutive months, and, within thirty (30) days after written notice is provided to her by the Company, the Executive shall not have returned to the full-time performance of her duties, the Executive's employment under this Agreement may be terminated by the Company for Disability. With respect to the period during which begins when the Executive is first absent from the full-time performance of her duties with the Company due to Disability and ends upon the later of (i) the date she is terminated from employment in accordance with the foregoing sentence, or, (ii) the date she begins receiving long-term disability payments under the Company's long term disability plan for senior executives ("Salary Continuation Period"), the Company shall continue to pay the Executive her Base Salary at the rate in effect at the commencement of such period of Disability. In addition, the Executive shall receive the pro rata portion of the Performance Bonus for the year of the Executive's termination due to Disability, which shall be equal to the Performance Bonus (as determined at the end of the year in which the Executive is terminated by reason of Disability) multiplied by a ratio equal to (A) the number of days the Executive was employed in the year of her termination for Disability, divided by (B) 365. The Performance Bonus shall be paid to the Executive at the same time and in the same manner as such Performance Bonus would have been paid had the Executive not been terminated by reason of Disability. Upon the end of the Salary Continuation Period, the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs

                  (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment under this Agreement for "Cause," at any time prior to expiration of the Term of the Agreement, only in the event of (i) the Executive's failure to substantially perform the duties described in this Agreement, (ii) acts or omissions constituting recklessness or willful misconduct on the part of the Executive in respect of her fiduciary obligations to the Company which is materially and demonstrably injurious to the Company, or
(iii) the Executive's conviction for fraud, misappropriation or embezzlement in connection with the assets of the Company. In the case of clause (i) only, it shall also be a condition precedent to the Company's right to terminate the Executive's employment for Cause that (1) the Company shall first have given the Executive written notice stating with specificity the reason for the

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termination ("breach") at least 60 days before the meeting of the Board of
Directors called to make such determination and the Executive and her counsel are given the opportunity to answer such grounds for termination in person, at a hearing or in writing delivered to the Chairman of the Board, in the Executive's discretion, before a vote by the Board of Directors on the existence of Cause; and (2) if such breach is susceptible to cure or remedy, a period of 60 days from and after the giving of the notice described in (1) shall have elapsed without the Executive having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 60 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the Executive has made and continues to make a diligent effort to effect such remedy or cure. In the case of clause (iii) above, the Executive's employment under this Agreement may be terminated immediately without any advance written notice. Upon a determination that grounds exist for a termination for Cause by the Board of Directors and that the breach cannot be cured, or immediately in the case of clause (iii) above, the Company's obligation to pay the Executive's Base Salary, any Performance Bonus and benefits shall immediately cease, except to the extent any Base Salary or Performance Bonus has been earned but has not yet been paid.

                  7.2. TERMINATION BY THE EXECUTIVE. The Executive may at any time during the Term of this Agreement terminate her employment hereunder for any reason or no reason by giving the Company notice in writing not less 90 days in advance of such termination. The Executive shall have no further obligations to the Company after the effective date of her termination, as set forth in the notice. In the event of a termination by the Executive under this Section, the Company will pay only the portion of Base Salary or previously awarded Performance Bonus unpaid as of the termination date. Benefits which have accrued and/or vested on the termination date will continue in effect according to their terms, but no additional accrual or vesting will take place. Notwithstanding the foregoing, if the Executive terminates her employment for Good Reason, the notice period provided in Section 7.2 above shall not apply and the Executive will be entitled to the severance detailed in Section 8.

         8. COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR UPON TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If the Executive's employment shall be terminated by the Company other than for Cause or by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

                  (a) PAYMENT OF UNPAID BASE SALARY. The Company shall immediately pay the Executive any portion of the Executive's Base Salary or previously awarded Performance Bonus not paid prior to the termination date.

                  (b) SEVERANCE PAYMENT. The Company shall pay the Executive an amount (the "Severance Amount") equal to three (3) times the greater of (i) the Executive's combined Base Salary and actual Performance Bonus for the preceding fiscal year or (ii) the average for the three preceding years of the Executive's combined actual Base Salary and Performance Bonus. Fifty percent of the Severance Amount shall be paid within five (5) days after the date the Executive terminates for Good Reason or is terminated by the Company for any reason other than Cause, and the remaining 50% of the Severance Amount shall be paid in three equal monthly installments beginning on the first business day of the month following the month of such termination.

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                  (c) IMMEDIATE VESTING OF STOCK OPTIONS. The Company shall take all appropriate action to ensure that all stock options on the Company's stock owned by the Executive as of her termination date, and which have not been exercised prior to the termination date become immediately exercisable by the Executive, whether or not the right to exercise such stock options would otherwise then be vested in the Executive, PROVIDED, HOWEVER, an option that is an incentive stock option within the meaning of Code Section 422(b) ("ISO") shall not be exercisable for the first time in a calendar year to the extent that the aggregate fair market value of stock (as deter mined under Code Section 422(b)(3)) with respect to which ISO's are exercisable by the Executive during such calendar year exceeds $100,000. The provisions of this Section 7(c) shall constitute an amendment to any existing stock option agreements (including award certificates) of the Company as of the termination date.

                  (d) MAXIMIZATION OF PAYMENT IN THE EVENT OF A CHANGE IN CONTROL. The Company shall make the payments and provide the benefits to be paid and provided under this Agreement; PROVIDED, HOWEVER, that if all or any portion of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Company or otherwise, would constitute a "parachute payment" within the meaning of Section 280G of the Code (or a similar or successor provision), the Company shall reduce such payments hereunder and such other payments to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. The payments or benefits shall be reduced in the manner and order determined by the Executive, subject to the consent of the Company, which consent shall not be unreasonably withheld. The determination of whether the payments shall be reduced as provided in this Section 8(d) and the amount of such reduction shall be made at the Company's expense by a public accounting firm retained by the Company at the time the calculation is to be performed, or one selected by the Company from among the four (4) largest public accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive within twenty
(20) business days of the payment of the initial installment of the Severance Amount. The Executive may review these calculations for a period of twenty days and may retain another accounting firm (at her own expense) for such review and submit objections during such twenty-day review period.

                  (e) NO OTHER ENTITLEMENT TO BENEFITS UNDER AGREEMENT. Except as set forth in Section 7 or Section 8 of this Agreement, following a termination governed by Section 7 or Section 8, the Executive shall not be entitled to any other compensation or benefits, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive's employment.

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         9. NONCOMPETITION PROVISIONS.

                  (a) NONCOMPETITION. The Executive agrees that during the Term of employment under this Agreement prior to any termination of her employment hereunder and, in the event of termination of the Executive's employment by the Company for Cause or voluntary termination of employment by the Executive (other than for Good Reason), for a period of one year following such termination, the Executive will not, directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any private or public investment firm, broker dealer or real estate investment trust whose business strategy is based on or who engages in the trading, sales or management of mortgage-backed securities (the "Business") in any geographical region in which the Company engages in the Business (a "Competitor"). It is further expressly agreed that the Company will or would suffer irreparable injury of the Company in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the areas of business set forth above, in violation of this Agreement.

                  (b) RIGHT TO COMPANY MATERIALS. The Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents ("Company Materials") used, prepared, or made available to the Executive in connection with her employment by the Company shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of the Term of employment under this Agreement, all Company Materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

                  (c) SOLICITING EXECUTIVES. The Executive promises and agrees that she will not directly or indirectly solicit any of the Company Executives to work for any Competitor during the one-year period following her termination of employment unless such termination is by the Company for reasons other than Cause or by the Executive for Good Reason.

                  (d) CONDITION OF MERGER AGREEMENT. The Executive acknowledges and agrees that it was a condition to the Company's execution of the Merger Agreement that Executive agree to be bound by the covenants contained in this
Section 9 and that the agreement by the Executive to be so bound is an integral part of the consideration provided by the Executive as a "Seller" under the Merger Agreement in exchange for which the Executive is receiving her pro rata share of the "Merger Consideration" (as defined in the Merger Agreement).

                  (e) CORPORATE OPPORTUNITIES. The Executive agrees, in accordance with Maryland law, to first offer to the Company corporate opportunities learned of solely as a result of his service as an officer and director of the Company.

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         10. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

         If to the Company:         Michael A. J. Farrell
                                    Chairman and Chief Executive Officer
                                    Annaly Mortgage Management, Inc.
                                    1211 Avenue of the Americas
                                    Suite 2902
                                    New York, NY 10036
                                    Phone: (212) 696-0100
                                    Fax: (212) 696-9809

         If to the Executive:       Kathryn F. Fagan
                                    450 Cornell Road
                                    Fairfield, CT 06432
                                    Phone: (203) 384-2537

A copy of any notice pursuant to this Agreement shall be sent to McKee Nelson LLP, 1919 M Street N.W., Washington, DC, 20036 Attention: Nicholas Singh. Either party may change such party's address for notices by notice duly given pursuant hereto.

         11. ATTORNEYS' FEES. In the event judicial determination or arbitration (as provided in Section 22) is necessary for any dispute arising as to the parties' rights and obligations hereunder, the Company shall pay to the Executive her costs incurred (including attorney's fees) in deciding such dispute provided that she has substantially prevailed.

         12. NO MITIGATION OR OFFSET. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had such other employment been sought.

         13. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company; provided, however, that if the Closing described in the Merger Agreement does not occur, then this Agreement is null and void AB INITIO and any prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company shall not be terminated, revoked or superseded by this Agreement and such prior agreements and understandings shall remain in full force and effect in accordance with their terms.

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         14. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

         15. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York.

         16. ENTIRE AGREEMENT; HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         17. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

         18. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         19. INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by
Section 2-418 of the Maryland General Corporations Law or its successor statute. During the Term and for six years following the date of the Executive's termination as an officer of the Company, the Company (or any successor thereto) shall provide comprehensive coverage under the Company's officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at the Company's sole cost.

         20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         21. SUCCESSOR SECTIONS. References herein to sections, rules or regulations of the Code or other applicable law shall be deemed to include any successor sections, rules or regulations.

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         22. ARBITRATION. Any dispute, claim or controversy arising out of or in relation to this Agreement, which the Executive and the Company are unable to resolve shall be determined by the decision of a board of arbitration consisting of three (3) members (the "Board of Arbitration") selected by the American Arbitration Association upon application made to it for such purpose by either the Company or the Executive. The arbitration proceedings shall take place in New York, New York or such other place as shall be agreed to by the parties. The Board of Arbitration shall reach and render a decision in writing. In connection with rendering its decision, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. Any award shall be rendered on the basis of the substantive law governing this Agreement and shall be concurred in by a majority of the arbitrators. To the extent practical, decisions of the arbitrators shall be rendered no more than thirty (30) calendar days following commencement of the arbitration proceedings with respect thereto.

         Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Executive and the Company and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Company shall bear all of the costs of arbitration, except for the attorneys' fees incurred by the Executive, which fees shall be subject to
Section 11 hereof.

                [REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.


                                    ANNALY MORTGAGE MANAGEMENT, INC.


                                    By: /s/ Michael A.J. Farrell
                                        -------------------------------
                                         Michael A.J. Farrell



                                    By: /s/ Kathryn F. Fagan
                                        -------------------------------
                                         Kathryn F. Fagan

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